Exhibit 99

PRESS RELEASE

For Release:	August 1, 2019
Nasdaq:	MFNC
Contact:	Jesse A. Deering, EVP & Chief Financial Officer (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS 2019 SECOND QUARTER RESULTS

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced 2019 second quarter net income of $3.67 million, or $.34 per share, compared to 2018 second quarter net income of $396 thousand, or $.05 per share.  The 2018 second quarter results included expenses related to the acquisition of First Federal of Northern Michigan (“FFNM”), which had an after-tax impact of $1.56 million on earnings.  Adjusted net income (net of transaction related expenses) for the second quarter of 2018 was $1.96 million or $.25 per share.  Second quarter 2019 net income compared to 2018 adjusted net income increased by $1.71 million, or 87%.

Income for the first two quarters of 2019 was $6.84 million, or $.64 per share, compared to $1.93 million, or $.27 per share for the same period of 2018.  When giving effect to transaction related expenses, adjusted six-month net income for 2018 was $3.64 million or $.50 per share.

Weighted average shares outstanding for the second quarter 2019 were 10,740,712, compared to 7,769,720 for the same period of 2018.  The Corporation issued 2,146,378 new shares for the FFNM purchase in May 2018 and issued an additional 2,225,807 shares related to the common stock offering completed in June 2018.

Total assets of the Corporation at June 2019 were $1.33 billion, compared to $1.27 billion at June 30, 2018.  Shareholders’ equity at June 30, 2019 totaled $157.84 million, compared to $148.87 million at June 30, 2018.  Book value per share equated to $14.70 at the end of the second quarter 2019, compared to $13.90 per share a year ago.  Tangible book value at quarter-end was $133.24 million, or $12.40 per share, compared to $123.97 million, or $11.57 per share at the end of the second quarter 2018.

Additional notes:

•                  mBank, the Corporation’s primary asset, recorded year-to-date net income of $7.37 million for the first six months of 2019, compared to $3.25 million for the same period of 2018. The 2018 six-month results included expenses related to the acquisition of FFNM, which had an after-tax impact of $1.23 million on earnings.  Adjusted bank net income (net of transaction related expenses) for the first half of 2018 was $4.48 million, equating to a year-over-year increase of $2.89 million, or 65%.  The increase in net income equated to an improvement in Return on Average Assets at the bank from .63% (.86% as adjusted) for the first six months of 2018 to 1.13% for the same period of 2019.

•                  The Corporation achieved loan growth of $21.84 million through June 30, 2019.  As expected, the majority of this growth occurred in the second quarter.  The growth was driven by new loan production of $184.5 million in the first half of 2019 comprised of $81.4 million in the first quarter and $103.1 million in the second quarter.   New loan production was $59.0 million for the second quarter of 2018 and $103.9 million in the first six months of 2018.

•                  Total core bank deposits have increased $42.08 million in the first six months of 2019 through more proactive sales activity in the treasury management line of business and increased marketing efforts in key retail markets.

•                  Reliance on higher-cost brokered deposits continues to decrease significantly from $151.68 million, or 14.94% of total deposits at the end of the second quarter 2018 to $136.76 million, or 12.46% of total deposits at year-end 2018, to a second quarter 2019 balance of $114.10 million, or 10.23% of total deposits.

•                  Second quarter 2019 net interest margin remained strong at 4.76%.  Core operating margin for the second quarter, which is net of accretion from acquired loans that were subject to purchase accounting adjustments and a small amount of interest income recognized from the resolution of some non-accrual loans, was 4.43%.

•                  The Corporation was added to the Russell 2000 Index in June 2019 when the index finalized its annual reconstitution.

Revenue

Total revenue of the Corporation for second quarter 2019 was $17.87 million, compared to $13.80 million for the second quarter of 2018.  Total interest income for the quarter ended June 30, 2019 was $16.76 million, compared to $12.94 million for the same period in 2018. The 2019 second quarter interest income included accretive yield of $740 thousand from credit mark accretion associated with acquisitions and $273 thousand from non-accrual resolution.  Credit mark accretion was $284 thousand for the same period of 2018.  The year-over-year change in accretive yield was mainly associated with the increase from acquired loan portfolios from the FFNM and Lincoln Community Bank acquisitions.

Loan Production and Portfolio Mix

Total balance sheet loans at June 30, 2019 were $1.06 billion, compared to June 30, 2018 balances of $1.00 billion.  Total loans under management reside at $1.38 billion, which includes $320.03 million of service retained loans.  Loan production for the second quarter of 2019 was $103.1 million, compared to $59.0 million for the second quarter of 2018.  Overall loan production for the first six months of 2019 was $184.5 million, compared to $103.9 million in 2018, an increase of $80.6 million, or 77%.  Increased production was evident in all lines of business and across the entire market footprint and has driven year-to-date 2019 balance sheet loan growth of $21.84 million.

2019 New Loan Production

$ in thousands (000)

	Q1	Q2
Upper Peninsula	$24,631	$38,069
Northern Lower Peninsula	33,895	33,654
Southeast Michigan	10,256	11,755
Wisconsin	6,486	18,883
Asset-Based Lending	6,100	750
Total	$81,368	$103,111

Payoff activity, outside of normal amortization, has been a continual headwind to portfolio growth and was elevated once again in the second quarter of 2019 with $21 million of total commercial credits being paid off ahead of scheduled maturities. Aggregate commercial credits being paid off ahead of maturity totaled $45 million during the first two quarters of 2019.

As noted in the charts below, the loan portfolio remains well balanced and diversified in terms of geography and loan type.   This prudent diversification should help mitigate both interest rate risk and concentration risk should the current elongated good credit cycle deteriorate as the result of any potential adverse national economic conditions.

Commenting on new loan production and overall lending activities, President of the Corporation and President and CEO of mBank, Kelly W. George, stated, “We are very pleased with our first-half 2019 lending activities.  Overall new loan production increased again in the second quarter and outpaced last year’s total by $44 million.  This production supported our anticipated loan growth for the quarter even with the aforementioned payoff activity.  The growing contribution from the new lending teams from the acquisitions last year provided positive impact to these totals and the continued performance from the legacy lending team has been excellent as we continue to adjudicate high quality credits.  Secondary market mortgage activity has been significantly augmented by our larger bank platform and 2019 has seen a positive shift in refinance trends for the first time in several years with our refinance volume increasing through the second quarter by 79% over 2018.  This trend drove increased year-over-year gain on sale income where premiums remain strong and slightly increased on average from 2018.”

“We continue to monitor payoff activity on the commercial side given the continued competitive pressure for loans from all types of lending organizations.  We will stay true to our underwriting and pricing discipline and not stretch to keep credits on the books that could negatively impact our balance sheet in the long-term from either a macro composition or micro individual credit level perspective pending changes in overall economic conditions in our regions.”

Credit Quality

Nonperforming loans totaled $4.70 million, or .44% of total loans at June 30, 2019, compared to $5.0 million, or .50% of total loans at June 30, 2018. Total loan delinquencies greater than 30 days resided at a nominal 1.05%, compared to .89% in 2018.  The nonperforming assets to total assets ratio resided at .51% for second quarter of 2019, compared to .59% for the second quarter of 2018.

The Financial Accounting Standards Board (FASB) recently voted to recommend delaying implementation of the Current Expected Credit Losses methodology (“CECL”) for small public banks, credit unions, and privately held institutions to 2023.  MFNC meets the criteria of a small public bank, i.e. a small reporting company described in the FASB vote. If this recommendation holds through the requisite 30-day comment period, the Corporation would not need to implement CECL until 2023.

Commenting on overall credit risk, Mr. George stated, “As expected, we have normalized the slight increase in our non-performing and problem loan credit ratios that occurred in 2018 following the FFNM and Lincoln Community Bank acquisitions.  We have seen no signs of any adverse systemic issues in terms of increased payment period times for legacy clients or material deterioration in commercial client financial statements in any of our core industries in which we lend. We also carry a very low level of Other Real Estate Owned, limiting time and expense in resolution of those properties. Purchase accounting marks from the previously acquired banks have continued to prove accurate, attaining expected accretion levels which should continue into future periods.”

Margin Analysis and Funding

Net interest income for the second quarter 2019 was $13.99 million, resulting in a Net Interest Margin (NIM) of 4.76%, compared to $10.81 million in the second quarter 2018 and a NIM of 4.26%.  Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments and the aforementioned small amount of non-accrual resolution, was 4.43% for the second quarter 2019.  Comparatively, net interest income for the first quarter of 2019 resided at $13.24 million, a NIM of 4.55%, and core NIM of 4.37%.  As illustrated in the chart below, core NIM remains consistent given the recent flat rate environment and consistent pricing fundamentals of the Corporation.

Total bank deposits (excluding brokered deposits) have increased by $136.93 million year-over-year from $863.82 million at June 30, 2018 to $1.00 billion at second quarter-end 2019.  Total brokered deposits have decreased significantly and were $114.10 million at June 30, 2019, compared to $151.68 million at June 30, 2018, a decrease of 25%.  FHLB (Federal Home Loan Bank) borrowings were also reduced from $91.19 million at the end of the second quarter 2018 to $45.75 million at the end of the second quarter 2019.

Mr. George stated, “The Corporation’s margin remains consistently strong with continued focus on pricing of both the loan and deposit portfolio.  We have also analyzed the potential margin impact if Fed rate cuts continue.  Given our well-matched balance sheet, we expect nominal core margin compression as we continue to proactively review traditional bank product offerings and functions to maintain a competitive position with peers, as well as regional and national banks.  Our bank deposits are up roughly $40 million since year-end 2018 and have allowed for a continued reduction in higher cost brokered deposits over the course of the first half of 2019. With continued focus and progress, we have significantly lessened our reliance on wholesale funding while maintaining a strong liquidity position to fund loans and our overall operations. Our focus on new core deposit procurement remains a key initiative for 2019 as we look to continue to wind down our wholesale funding sources through aggressive marketing and business development initiatives in our higher volume markets and with our Treasury Management line of business.”

Noninterest Income / Expense

Second quarter 2019 noninterest income was $1.11 million, compared to $863 thousand for the same period of 2018.  The year-over-year improvement is a combination of the scale provided by the two 2018 acquisitions as well as continued focus on drivers of noninterest income, including secondary market mortgage and SBA sales. Noninterest expense for the second quarter of 2019 was $10.26 million, compared to $11.08 million for the same period of 2018.  The expense variance from 2018 was heavily impacted by the transaction related expenses from FFNM, which equated to $1.98 million on a pre-tax basis.  For comparison purposes, noninterest expense remains consistent quarter-over-quarter with the first quarter of 2019 equating to $10.24 million.

Assets and Capital

Total assets of the Corporation at June 30, 2019 were $1.33 billion, compared to $1.27 billion at June 30, 2018.  Shareholders’ equity at June 30, 2019 totaled $157.84 million, compared to $148.87 million at June 30, 2018.  Book value per share outstanding equated to $14.70 at the end of the second quarter 2019, compared to $13.90 per share outstanding a year ago.  Tangible book value at quarter-end was $133.24 million, or $12.40 per share, compared to $123.97 million, or $11.57 per share, at the end of the second quarter 2018.  Both the common stock offering and the acquisitions had positive impacts on the Corporation’s overall capitalization and regulatory capital ratios. Each of the Corporation and the Bank are “well-capitalized” with total risk-based capital to risk-weighted assets of 12.72% and 12.74% and tier 1 capital to total tier 1 average assets at the Corporation of 9.74% and at the bank of 9.76%.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “We believe that the first half of 2019 reflects the positive impact of our 2018 acquisitions and organic growth efforts. We continue to improve efficiency and our core funding with our larger operating platform as we evaluate opportunities for continued growth.  We will continue to be receptive to acquisitions with sound economics as we focus on organic growth, credit trends and further operating efficiencies in 2019.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.3 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Period Ending	Year Ending	Period Ending
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2019	2018	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,330,723	$1,318,040	$1,274,095
Loans	1,060,703	1,038,864	1,003,377
Investment securities	110,348	116,748	114,682
Deposits	1,114,853	1,097,537	1,015,501
Borrowings	46,232	60,441	91,747
Shareholders’ equity	157,840	152,069	148,866

Selected Statements of Income Data (six months and year ended)
Net interest income	$27,233	$47,130	$20,122
Income before taxes	8,653	10,593	2,444
Net income	6,836	8,367	1,933
Income per common share - Basic	.64	.94	.27
Income per common share - Diluted	.64	.94	.27
Weighted average shares outstanding - Basic	10,730,477	8,891,967	7,041,010
Weighted average shares outstanding- Diluted	10,739,471	8,921,658	7,073,764

Three Months Ended:
Net interest income	$13,997	$13,495	$10,813
Income before taxes	4,644	4,260	499
Net income	3,669	3,365	396
Income per common share - Basic	.34	.31	.05
Income per common share - Diluted	.34	.31	.05
Weighted average shares outstanding - Basic	10,740,712	10,712,745	7,769,720
Weighted average shares outstanding- Diluted	10,752,070	10,712,745	7,809,018

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.65%	4.44%	4.23%
Efficiency ratio	68.94	77.70	87.27
Return on average assets	1.04	.71	.37
Return on average equity	8.89	6.94	4.27

Average total assets	$1,323,321	$1,177,455	$1,050,305
Average total shareholders’ equity	155,098	120,478	91,258
Average loans to average deposits ratio	95.22%	97.75%	99.89%

Common Share Data at end of period:
Market price per common share	$15.80	$13.65	$16.58
Book value per common share	14.70	14.20	13.90
Tangible book value per share	12.40	11.61	11.57
Dividends paid per share, annualized	.480	.480	.480
Common shares outstanding	10,740,712	10,712,745	10,712,745

Other Data at end of period:
Allowance for loan losses	$5,306	$5,183	$5,141
Non-performing assets	$6,798	$8,196	$7,486
Allowance for loan losses to total loans	.50%	.50%	.51%
Non-performing assets to total assets	.51%	.62%	.59%
Texas ratio	4.91%	6.33%	5.80%

Number of:
Branch locations	29	29	29
FTE Employees	301	288	233

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2019	2018	2018
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$60,680	$64,151	$64,874
Federal funds sold	10	6	15
Cash and cash equivalents	60,690	64,157	64,889

Interest-bearing deposits in other financial institutions	12,465	13,452	10,873
Securities available for sale	110,348	116,748	114,682
Federal Home Loan Bank stock	4,924	4,924	4,860

Loans:
Commercial	755,176	717,032	684,725
Mortgage	284,864	301,461	299,450
Consumer	20,663	20,371	19,202
Total Loans	1,060,703	1,038,864	1,003,377
Allowance for loan losses	(5,306)	(5,183)	(5,141)
Net loans	1,055,397	1,033,681	998,236

Premises and equipment	23,166	22,783	21,790
Other real estate held for sale	2,125	3,119	2,461
Deferred tax asset	6,259	5,763	8,000
Deposit based intangibles	5,380	5,720	4,504
Goodwill	19,224	22,024	20,389
Other assets	30,745	25,669	23,411

TOTAL ASSETS	$1,330,723	$1,318,040	$1,274,095

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$276,776	$241,556	$220,176
NOW, money market, interest checking	344,213	368,890	337,344
Savings	111,438	111,358	106,022
CDs<$250,000	256,689	225,236	181,352
CDs>$250,000	11,640	13,737	18,930
Brokered	114,097	136,760	151,677
Total deposits	1,114,853	1,097,537	1,015,501

Federal funds purchased	—	2,905	10,000
Borrowings	46,232	57,536	91,747
Other liabilities	11,798	7,993	7,980
Total liabilities	1,172,883	1,165,971	1,125,228

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 10,740,712; 10,712,745 and 10,712,745 respectively	129,262	129,066	128,880
Retained earnings	27,734	23,466	19,602
Accumulated other comprehensive income (loss)
Unrealized (losses) gains on available for sale securities	1,062	(245)	606
Minimum pension liability	(218)	(218)	(221)
Total shareholders’ equity	157,840	152,069	148,867

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,330,723	$1,318,040	$1,274,095

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$15,586	$12,071	$30,181	$22,461
Tax-exempt	42	31	89	56
Interest on securities:
Taxable	680	560	1,383	932
Tax-exempt	85	79	183	148
Other interest income	367	197	752	396
Total interest income	16,760	12,938	32,588	23,993

INTEREST EXPENSE:
Deposits	2,515	1,602	4,869	2,838
Borrowings	248	523	486	1,033
Total interest expense	2,763	2,125	5,355	3,871

Net interest income	13,997	10,813	27,233	20,122
Provision for loan losses	200	100	300	150
Net interest income after provision for loan losses	13,797	10,713	26,933	19,972

OTHER INCOME:
Deposit service fees	408	323	814	592
Income from loans sold on the secondary market	355	277	667	454
SBA/USDA loan sale gains	29	83	154	134
Mortgage servicing amortization	128	(2)	248	(10)
Other	190	182	344	307
Total other income	1,110	863	2,227	1,477

OTHER EXPENSE:
Salaries and employee benefits	5,511	4,923	10,946	9,077
Occupancy	1,004	928	2,085	1,739
Furniture and equipment	723	644	1,441	1,175
Data processing	708	586	1,417	1,090
Advertising	214	192	523	387
Professional service fees	547	397	981	701
Loan origination expenses and deposit and card related fees	184	148	363	274
Writedowns and losses on other real estate held for sale	73	40	101	66
FDIC insurance assessment	77	187	211	343
Communications expense	232	152	460	307
Transaction related expenses	—	1,976	—	2,165
Other	990	904	1,979	1,681
Total other expenses	10,263	11,077	20,507	19,005

Income before provision for income taxes	4,644	499	8,653	2,444
Provision for income taxes	975	103	1,817	511

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,669	$396	$6,836	$1,933

INCOME PER COMMON SHARE:
Basic	$.34	$.05	$.64	$.27
Diluted	$.34	$.05	$.64	$.27

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	June 30,	December 31,	June 30,
	2019	2018	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$143,897	$150,251	$117,285
Hospitality and tourism	92,809	77,598	78,122
Lessors of residential buildings	49,489	50,204	37,866
Gasoline stations and convenience stores	26,974	24,189	22,207
Logging	21,666	20,860	17,368
Commercial construction	36,803	29,765	20,895
Other	383,538	364,165	390,982
Total Commercial Loans	755,176	717,032	684,725

1-4 family residential real estate	273,813	286,908	284,041
Consumer	20,663	20,371	19,202
Consumer construction	11,051	14,553	15,409

Total Loans	$1,060,703	$1,038,864	$1,003,377

Credit Quality (at end of period):

	June 30,	December 31,	June 30,
	2019	2018	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$4,673	$5,054	$3,825
Loans past due 90 days or more	—	23	—
Restructured loans	—	—	1,200
Total nonperforming loans	4,673	5,077	5,025
Other real estate owned	2,125	3,119	2,461
Total nonperforming assets	$6,798	$8,196	$7,486
Nonperforming loans as a % of loans	.44%	.49%	.50%
Nonperforming assets as a % of assets	.51%	.62%	.59%
Reserve for Loan Losses:
At period end	$5,306	$5,183	$5,141
As a % of average loans	.50%	.50%	.51%
As a % of nonperforming loans	113.55%	102.09%	102.31%
As a % of nonaccrual loans	113.55%	102.55%	134.41%
Texas Ratio	4.91%	6.33%	5.80%

Charge-off Information (year to date):
Average loans	$1,049,383	$941,221	$858,508
Net charge-offs (recoveries)	$177	$396	$88
Charge-offs as a % of average loans, annualized	.03%	.04%	.02%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	June 30,	March 31,	December 31	September 30,	June 30
	2019	2019	2018	2018	2018
BALANCE SHEET (Dollars in thousands)

Total loans	$1,060,703	$1,045,428	$1,038,864	$993,808	$1,003,377
Allowance for loan losses	(5,306)	(5,154)	(5,183)	(5,186)	(5,141)
Total loans, net	1,055,397	1,040,274	1,033,681	988,622	998,236
Total assets	1,330,723	1,316,996	1,318,040	1,254,335	1,274,095
Core deposits	989,116	965,359	947,040	885,988	844,894
Noncore deposits	125,737	131,889	150,497	142,070	170,607
Total deposits	1,114,853	1,097,248	1,097,537	1,028,058	1,015,501
Total borrowings	46,232	53,678	60,441	69,216	91,747
Total shareholders’ equity	157,840	154,746	152,069	149,367	148,867
Total tangible equity	133,236	129,973	124,325	124,605	123,974
Total shares outstanding	10,740,712	10,740,712	10,712,745	10,712,745	10,712,745
Weighted average shares outstanding	10,752,070	10,720,127	10,712,745	10,712,745	7,769,720

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,326,827	$1,320,080	$1,320,996	$1,284,068	$1,117,188
Loans	1,051,998	1,046,740	1,043,409	1,001,763	905,802
Deposits	1,103,413	1,099,644	1,087,174	1,042,004	913,220
Equity	156,491	153,689	149,241	149,202	100,518

INCOME STATEMENT (Dollars in thousands)

Net interest income	$13,997	$13,236	$13,795	$13,214	$10,813
Provision for loan losses	200	100	300	50	100
Net interest income after provision	13,797	13,136	13,495	13,164	10,713
Total noninterest income	1,110	1,117	1,443	1,343	863
Total noninterest expense	10,263	10,244	10,678	10,618	11,077
Income before taxes	4,644	4,009	4,260	3,889	499
Provision for income taxes	975	842	895	820	103
Net income available to common shareholders	$3,669	$3,167	$3,365	$3,069	$396
Income pre-tax, pre-provision	$4,844	$4,109	$4,560	$3,939	$599

PER SHARE DATA

Earnings per common share	$.34	$.30	$.31	$.29	$.05
Book value per common share	14.70	14.41	14.20	13.94	13.90
Tangible book value per share	12.40	12.10	11.61	11.63	11.57
Market value, closing price	15.80	15.74	13.65	16.20	16.58
Dividends per share	.120	.120	.120	.120	.120

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.44%	.53%	.49%	.46%	.50%
Nonperforming assets/total assets	.51	.57	.62	.53	.59
Allowance for loan losses/total loans	.50	.49	.50	.52	.51
Allowance for loan losses/nonperforming loans	113.55	92.23	102.09	114.58	102.31
Texas ratio	4.91	5.59	6.33	5.14	5.80

PROFITABILITY RATIOS

Return on average assets	1.11%	.97%	1.01%	.95%	.14%
Return on average equity	9.40	8.36	8.95	8.16	1.58
Net interest margin	4.76	4.55	4.64	4.60	4.26
Average loans/average deposits	95.34	95.10	95.97	96.14	99.19

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.74%	9.54%	9.24%	9.51%	9.39%
Tier 1 capital to risk weighted assets	12.20	12.28	11.95	12.62	11.87
Total capital to risk weighted assets	12.72	12.79	12.47	13.17	12.39
Average equity/average assets (for the quarter)	11.80	11.64	11.30	11.62	9.00
Tangible equity/tangible assets (at quarter end)	10.20	10.06	9.64	10.13	9.92